Exhibit 5.1

TROUTMAN SANDERS LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

May 7, 2008

Board of Directors

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Registration Statement on Form S-8 Relating to Albemarle Corporation 2008 Incentive

Plan and 2008 Stock Compensation Plan for Non-Employee Directors

Ladies and Gentlemen:

We have acted as counsel to Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 7, 2008 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Incentive Shares”), issuable by the Company pursuant to the Company’s 2008 Incentive Plan (the “2008 Incentive Plan”) and 100,000 shares of the Company’s common stock, $0.01 par value per share (the “Director Shares” and together with the Incentive Shares, the “Shares”), issuable by the Company pursuant to the Company’s 2008 Stock Compensation Plan for Non-Employee Directors (the “2008 Directors Plan” and together with the 2008 Incentive Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with the foregoing, we have relied upon, among other things, our examination of the Plans and of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary for purposes of the opinion expressed below.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America.

Based upon the foregoing and the further qualifications set forth below, we are of the opinion that:

1.	the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to issue the Shares; and

2.	the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/    Troutman Sanders LLP